EXHIBIT 10.68

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 1, 1999, between SEMX Corporation, a Delaware corporation ("SEMX"), Polese Company, Inc., a California corporation ("Polese Company" or the "Company") and Frank J. Polese (the "Executive"), an individual residing at 1185 Novara Street, San Diego, CA 92107.

                                   WITNESSETH

WHEREAS, the Company wishes to continue to employ the Executive as it's President and Chief Executive Officer respectively, an executive who should have influence in the direct management of the business and should contribute, in part, to SEMX's and the Company's commercial success.

WHEREAS, the Executive is willing to accept such employment for the inducements and upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company has also bargained for the Executive simultaneously to execute the Company's Intellectual Property Agreement, a copy of which is annexed hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SEMX, the Company and the Executive agree as follows:

Section 1. Employment:

      (a) Term of Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive agrees to be employed as the Company's President and Chief Executive Officer. Subject to earlier termination as provided in Section 4 hereof, the term of the Executive's employment by the Company under this Agreement (the "Employment Term"), shall commence as of the date hereof, and shall continue for an initial term of five (5) years, up to and including June 30, 2004 (the "Initial Term"). The Employment Term shall continue beyond the Initial Term on a year-to-year basis, which enables the Company and the Executive to avoid renegotiations as the terms of this Agreement are automatically extended until modified in writing or one of the parties hereto terminates this Agreement as provided in section 4, or unless either party gives written notice of termination to the other of not less than 60 days prior to the expiration of the Employment Term


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      then in effect. Any extension shall be upon the same terms and conditions as set forth herein or as subsequently modified or amended for the Employment Term hereunder except that the Base Salary as hereinafter defined for any extensions shall be the amount in effect at the end of the previous term.

      (b) Duties. The Executive will serve as the Company's President and Chief Executive Officer and will perform the services and duties for the Company designated by SEMX's Chief Executive Officer and the Company's Chairman or his designee (the "Supervisor"), provided that such duties are reasonably consistent with Executive's responsibilities and status as the Company's President and Chief Executive Officer. The Executive shall also, if elected in accordance with the By-Laws of SEMX and the Company serve as an Officer and/or Director of SEMX or the Company or their affiliates without additional compensation and SEMX and the Company shall indemnify Executive to the maximum extent allowable under law for his services as an Officer and/or Director.

      (c) Extent of Services. During the Employment Term, Executive agrees to:
      (i) devote all of his/her business time, energy and skill to the business of the Company; (ii) use his/her best efforts to promote the interests of the Company; and (iii) discharge such executive and administrative duties consistent with his/her position as may be assigned to him/her by the Supervisor. Executive agrees that he/she will not work for any other profit making organization in a direct or indirect manner without the written consent of his Supervisor.

      In consideration of the Executive agreeing to serve as an Officer of SEMX, and his agreement to conduct additional assignments on behalf of SEMX, in the event that the Executive is not paid his salary by the Company within three business days of when Executive is entitled to same, at any time during the period of this contract, and Executive gives written notice of such failure to SEMX, SEMX guarantees the prompt and full payment to Executive of all payments of salary not paid by the Company.

Section 2. Compensation

All compensation due Executive under this Agreement shall be payable by the Company, whether the services rendered are for SEMX, the Company or one of their affiliates.

      (a) Base Salary. For services rendered by the Executive under the Agreement, the Company shall pay the Executive an annual salary of Two


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      Hundred Eighteen Thousand ($218,000), dollars (the "Base Salary"). The
      Base Salary shall be earned and shall be payable in accordance with the Company's normal accounting and payroll practices and the Company may increase, but not decrease, the Base Salary at any time.

      (b) Bonus.

      (i)In addition to Executive's Base Salary, Executive may be paid an annual bonus by the Company for a calendar year period (the "Bonus Period") in such amount (the "Bonus Amount") as may be determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of SEMX.

      (ii) The Bonus Amount, if any, shall be paid to Executive no later than fifteen (15) days after the completion of the audit of SEMX and the Company's financial statements for the Bonus Period.

      (iii) The Bonus Amount is due and payable to Executive if and only if Executive is in the employ of the Company on the last day of the Bonus Period; provided, however, that the Executive (or his/her estate) shall be entitled to a pro rated portion of the Bonus Amount (based on time elapsed) if executive: (a) dies, (b) becomes disabled (c) is terminated without Cause by the Company (defined below), or (d) exercises the Change of Control provision of Section 4(d) prior to the end of the Bonus Period. Executive shall not be entitled to any Bonus Amount for a calendar year in which Executive did not perform services for the Company or any affiliate regardless of the reason therefore or if the Board of Directors of SEMX determines that performance targets established by it with sole discretion (subject to a test of reasonableness) were not accomplished for the period in question.

Section 3. Other Benefits. During the Employment term, the Executive shall be entitled to the following benefits:


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      (a) vacation time, three (3) weeks annually in accordance with the
      Company's policy for executives in effect as determined by the Company and consistent with the Executive completing his/her responsibilities;

      (b) participation in all employee group life, group health and other fringe benefit programs, including, but not limited to, any 401K plan, incentive compensation, performance unit, bonus, stock purchase or stock appreciation plans now or hereafter initiated or maintained by the Company for executive officers of the Company for which Executive is eligible subject to the right of the Company to amend or terminate such plans;

      (c) reimbursement for all reasonable and properly documented expenses incurred or paid by Executive in connection with the performance of his/her duties hereunder and in accordance with the general expense reimbursement policy of the Company then in effect; and

      (d) use of a car to be leased by the Company (said lease payment not to exceed $1,500.00 per month) or $1,500.00 per month car allowance.

Section 4. Termination The Employment Term shall terminate upon any of the following occurrences; provided, however, that upon such termination the Executive shall be entitled to receive, as and when they would have been received in the ordinary course if such termination had not occurred, the unpaid portion of his Base Salary and other employee benefits as they shall have accrued and vested through the date of such termination for services rendered.

      (a) Voluntary Termination by the Executive. Except as set forth in Section 4 (d) below, if the Executive voluntarily ceases to be employed by the Company before the end of the Employment Term, with or without the consent of the Company, subject to paragraph 4D, then the Employment Term shall end without further action by either party hereto and all rights and obligations of the parties under this Agreement, except those set forth in the Intellectual Property Protection Agreement shall terminate as of such date.

      (b) Termination for Cause. The Company may terminate the Employment Term at any time for Cause. For the purposes of this Agreement, "Cause" shall mean;


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            (i) the failure of Executive to perform his duties in all material respects provided that prior to termination Executive has been given an opportunity to remedy such dissatisfaction within thirty (30) days or, if such dissatisfaction is not subject to cure, the repetition of the act or omission which dissatisfied his/her Supervisor is repeated by Executive after Executive received such notice;

            (ii) conviction of (A) any serious crime or serious offense involving misappropriation of money or other property of the Company, or (B) any felony; or

            (iii) Executive's use of narcotics, illegal drugs or controlled substances other than as prescribed by a licensed physician.

            (iv) violation of the terms and conditions for employment as set forth in the Company's Employee Handbook.


      c) Termination Upon Disability. If, during the Employment Term, the Board of Directors of SEMX reasonably determines that the Executive has been or will be incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, for a period of more than three (3) consecutive months or six (6) months in an aggregate during any period of twelve (12) consecutive months, the Company may, upon written notice to the Executive, terminate the Employment Term upon thirty (30) days' written notice to the Executive, to the extent permitted by applicable law.

      (d) Termination after Change in Control. This Agreement may be terminated by the Executive, if there is a Change in Control. If, after a Change in Control, the Executive terminates this Agreement, the Executive will be entitled to the Severance Benefits. The terms Change in Control, and Severance Benefits are defined in Schedule 4D (attached hereto).

Section 5. Non-Competition

During the Employment Term and for a period of one (1) year thereafter (the "Non-Compete Period"), the Executive shall not, directly or indirectly, engage in, own, manage,


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operate, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise or associate with any entity, incorporated or otherwise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, employee, agent, consultant, shareholder, partner, owner, independent contractor or otherwise. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company as constituted or as realistically contemplated during the Employment term in the United States.

Section 6. General

            (i) This Agreement shall be binding upon and inure to the benefit of SEMX and the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors and administrators. If SEMX or the Company assigns this Agreement, the assignee shall be required to expressly assume all obligations of SEMX and the Company under this Agreement.

            (ii) The waiver by SEMX or the Company or the Executive of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

            (iii) All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by commercial overnight delivery service or if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid; and addressed; if to the Executive, to the address set forth in the first paragraph hereof, and if to SEMX, to 1 Labriola Court, Armonk, New York, 10504, attention Chairman, and if to the Company, 10103 Carroll Canyon Road, San Diego, CA 92131, attention Chairman.

            (iv) This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to the conflict of laws principles thereof.

            (v) This Agreement together with the Intellectual Property Protection Agreement, the Employees' Stock Option Plan Agreement, the Amended


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            Stock Option Plan Agreement, the Company's Employee Handbook, and
            the Asset Purchase Agreement dated April 3, 1999 incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter. The invalidity of any section, provision or portion of this Agreement shall not affect the validity of any other section, provision or portion of this Agreement, and each such section, provision or portion shall be enforced to the full extent permitted by law. This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a written instrument signed by the party against whom such amendment, modification, waiver, or discharge is sought to be enforced. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have dully executed this Agreement as of the day and year first above written.


Dated: July 28, 1999                             SEMX Corporation
-----------------------------

/s/ Frank J. Polese                              By /s/ Gilbert D. Raker
-----------------------------                      -----------------------------
Executive                                        Gilbert D. Raker, Chairman


                                                 Polese Company, Inc.

                                                 By /s/ Gilbert D. Raker
                                                   -----------------------------
                                                 Gilbert D. Raker, Chairman


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